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                                                                      Exhibit 14

                                 WCMA Money Fund


          PLAN PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT

     WCMA Money Fund (the "Fund") offers Class 1 Shares, Class 2 Shares, Class 3 Shares and Class 4 Shares as follows:

Account Maintenance and Distribution Fees

     Each Class bears the expenses of the ongoing account maintenance fees applicable to the particular Class. Each Class bears the expenses of the ongoing distribution fees applicable to the particular Class. The account maintenance and distribution fees applicable to each Class is set forth in the Fund's current prospectus and statement of additional information (together, the "prospectus").

Transfer Agency Expenses

     Each class shall bear any incremental transfer agency cost applicable to the particular Class.

Voting Rights

     Each Class has voting rights on any matter submitted to shareholders that relates solely to its account maintenance fees or ongoing distribution fees, as may be applicable. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of the other Class.

Dividends

     Dividends paid on each Class will be calculated in the same manner at the same time and will differ only to the extent that any account maintenance fee, any distribution fee and any incremental transfer agency cost relates to a particular Class.

Exchange Privileges

     Holders of each Class shall have such exchange privileges as set forth in the Fund's current prospectus. Exchange privileges may vary among Classes and among holders of a Class.

Conversion Features

     Holders of Class 1 Shares, Class 2 Shares, Class 3 Shares and Class 4 Shares will have such conversion features to Class 1 Shares, Class 2 Shares, Class 3 Shares and Class 4 Shares as set forth in the Fund's current prospectus. Conversion features may vary among holders of each Class.

Other Rights and Obligations

     Except as otherwise described above, in all respects, each Class shall have the same rights and obligations as each other Class.